FUND ACCOUNTING AGREEMENT

         AGREEMENT made this 9th day of July, 1999, between ACTIVA MUTUAL FUND TRUST (the "Company"), a Delaware business trust having its principal place of business at 2905 Lucerne, Grand Rapids, Michigan, 49546, and BISYS FUND SERVICES OHIO, INC. ("Fund Accountant"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

         WHEREAS, the Company desires that Fund Accountant perform certain fund accounting services for each investment portfolio of the Company, all as now or hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds"); and

         WHEREAS, Fund Accountant is willing to perform such services on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1.       Services as Fund Accountant.

                  (a) Maintenance of Books and Records. Fund Accountant will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

                           (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

                           (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

                           (iii) Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

                           (iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

                  (b) Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, Fund Accountant shall perform the following accounting services daily for each Fund:

                           (i) Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

                           (ii) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Company's Board of Trustees/Directors (hereafter referred to as "Directors");

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                           (iii)    Verify and reconcile with the Funds'
                                    custodian all daily trade activity;

                           (iv) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, total return, expense ratios, portfolio turnover rate and weighted average portfolio maturity;

                           (v) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

                           (vi) In accordance with Rule 2a-7 under the Investment Company Act of 1940, report to the Company the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

                           (vii) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

                           (viii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Company;

                           (ix) Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser, on variable interest rate instruments;

                           (x)      Post Fund transactions to appropriate
                                    categories;

                           (xi) Accrue expenses of each Fund according to instructions received from the Company's Administrator;

                           (xii) Determine the outstanding receivables and payables for all (1) security trades,
                                    (2) Fund share transactions and (3) income and expense accounts;

                           (xiii) Provide accounting reports in connection with the Company's regular annual audit and other audits and examinations by regulatory agencies; and

                           (xiv) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

                  (c)      Special Reports and Services.

                           (i) Fund Accountant may provide additional special reports upon the request of the Company or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

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                           (ii)     Fund Accountant may provide such other
                                    similar services with respect to a Fund as may be reasonably requested by the Company, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                  (d) Additional Accounting Services. Fund Accountant shall also perform the following additional accounting services for each Fund:

                           (i) Provide monthly a download (and hard copy thereof) of the financial statements described below, upon request of the Company. The download will include the following items:

                                    Statement of Assets and Liabilities,
                                    Statement of Operations,
                                    Statement of Changes in Net Assets, and
                                    Condensed Financial Information;

                           (ii)     Provide accounting information for the
                                    following:

                                    (A)     federal and state income tax returns
                                            and federal excise tax returns;
                                    (B)     the Company's semi-annual reports
                                            with the Securities and Exchange
                                            Commission ("SEC") on Form N-SAR;
                                    (C)     the Company's annual, semi-annual
                                            and quarterly (if any) shareholder
                                            reports;
                                    (D)     registration statements on Form N-1A
                                            and other filings relating to the
                                            registration of shares:
                                    (E)     the Administrator's monitoring of
                                            the Company's status as a regulated
                                            investment company under Subchapter
                                            M of the Internal Revenue Code, as
                                            amended;
                                    (F)     annual audit by the Company's
                                            auditors; and
                                    (G)     examinations performed by the SEC.

         2.       Subcontracting.

                  Fund Accountant may, at its expense, upon receiving prior written consent of the Company (which consent shall not be unreasonably withheld), subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Fund Accountant shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Fund Accountant shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.


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         3.       Compensation.

   The Company shall pay Fund Accountant for the services to be provided by Fund Accountant under this Agreement in accordance with, and in the manner set forth in, Schedule A hereto, as such Schedule may be amended from time to time.

         4.       Reimbursement of Expenses.

         In addition to paying Fund Accountant the fees described in Section 3 hereof, the Trust agrees to reimburse Fund Accountant for its reasonable out-of-pocket expenses in providing services hereunder, including without limitation the following:

                  (a) All freight and other delivery and bonding charges incurred by Fund Accountant in delivering materials to and from the Company;

                  (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Fund Accountant in communication with the Company, the Company's investment adviser or custodian, dealers or others as required for Fund Accountant to perform the services to be provided hereunder;

                  (c) The cost of obtaining security market quotes pursuant to Section l(b)(ii) above;

                  (d) The cost of microfilm or microfiche of records or other materials;

                  (e) All systems-related expenses associated with the provision of special reports and services pursuant to
                           Section 1(c) herein;

                  (f) Any expenses Fund Accountant shall incur at the written direction of an officer of the Company thereunto duly authorized; and

                  (g) Any additional expenses reasonably incurred by Fund Accountant in the performance of its duties and obligations under this Agreement.

         5.       Effective Date.

                  This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the "Effective Date").


         6.       Term.

                  This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder, until July 8, 2002 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties, (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause or (iv) upon the provision of 90 days advance written notice during a Rollover Period. Written notice of nonrenewal must be provided within 60 days of the end of the Initial Term or any Rollover Period, as the case may be.

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                  For purposes of this Agreement, "cause" shall mean (a) a
material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

                  After such termination for so long as Fund Accountant, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Fund Accountant and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. Fund Accountant shall be entitled to collect from the Company, in addition to the compensation described under Sections 3 and 4 hereof, the amount of all of Fund Accountant's cash disbursements for services in connection with Fund Accountant's activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company's property, records, instruments and documents.

                  If, during the Initial Term, for any reason other than nonrenewal, mutual agreement of the parties or "cause," as defined above, Fund Accountant is replaced as fund accountant, or if a third party is added to perform all or a part of the services provided by Fund Accountant under this Agreement (excluding any sub-accountant appointed by Fund Accountant as provided in Section 2 hereof), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to Fund Accountant equal to the balance due Fund Accountant for the remainder of the then-current term of this Agreement, assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of the Company's assets for the twelve months prior to the date Fund Accountant is replaced or a third party is added.

                  In the event the Company is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which Fund Accountant is not retained to provide fund accounting services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which Fund Accountant is replaced or a third party is added.

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


                  The parties further acknowledge and agree that, in the event Fund Accountant is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by Fund Accountant would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate Fund Accountant for damages incurred and is not intended to constitute any form of penalty.

         7. Standard of Care; Reliance on Records and Instructions; Indemnification.

                  Fund Accountant shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by Fund Accountant in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties.

                  A Fund agrees to indemnify and hold harmless Fund Accountant, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Fund Accountant's actions taken or nonactions with respect to the performance of services under this Agreement with respect to such Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to Fund Accountant by a duly authorized representative of the Company; provided that this indemnification shall not apply to actions or omissions of Fund Accountant in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, with respect to the performance of services under this Agreement; and further provided that Fund Accountant shall give the Company written notice of and reasonable opportunity to defend against said claims in its own name or in the name of Fund Accountant. In no event shall Fund Accountant confess any claims against it which may be the subject of this indemnification without the prior written consent of the Company.

                  Fund Accountant agrees to indemnify and hold harmless the Company, its agents, trustees, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Fund Accountant's bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, with respect to the performance of services under this Agreement; and further provided that the Company shall give Fund Accountant written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the Company. In no event shall the Company confess any claims against it which may be the subject of this indemnification without the prior written consent of Fund Accountant.

         8.       Record Retention and Confidentiality.

                  Fund Accountant shall keep and maintain on behalf of the Company all books and records which the Company and Fund Accountant is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. Fund Accountant further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Company and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

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         9.       Uncontrollable Events.

                  Fund Accountant assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

         10.      Reports.

                  Fund Accountant will furnish to the Company and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by Fund Accountant, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Company agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein.

         11.      Rights of Ownership.

                  All computer programs and procedures developed to perform services required to be provided by Fund Accountant under this Agreement are the property of Fund Accountant. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data will be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

         12.      Return of Records.

                  Fund Accountant may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain Fund Accountant's files, records and documents created and maintained by Fund Accountant pursuant to this Agreement which are no longer needed by Fund Accountant in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records will be retained by Fund Accountant for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

         13. Representations of the Company.

                  The Company certifies to Fund Accountant that: (1) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         14.      Representations of Fund Accountant.

                  Fund Accountant represents and warrants that: (1) the various procedures and systems which Fund Accountant has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Company and Fund Accountant's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by Fund Accountant and, when executed and delivered by Fund Accountant, will constitute a legal, valid and binding obligation of Fund Accountant, enforceable against Fund Accountant in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         15.      Insurance.

                  Fund Accountant agrees to furnish the Company with information pertaining to the fidelity bond and professional liability insurance coverage that it carries. Such information shall include the name of the insurance carrier(s), the coverage level and the deductible level. Fund Accountant shall notify the Company should any of such insurance coverage be canceled or reduced.

                  Such notification shall include the date of change and the reasons therefor. Fund Accountant shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company from time to time as may be appropriate of the total outstanding claims made by Fund Accountant under its insurance coverage.

         16. Information to be Furnished by the Company and Funds.

                  The Company has furnished to Fund Accountant the following:

                  (a) Copies of the Declaration of Trust or Articles of Incorporation of the Company and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

                  (b)      Copies of the following documents:

                           (i) The Company's Bylaws and any amendments thereto; and

                           (ii) Certified copies of resolutions of the Directors covering the approval of this Agreement, authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct Fund Accountant thereunder.

                  (c) A list of all the officers of the Company, together with specimen signatures of those officers who are authorized to instruct Fund Accountant in all matters.

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                  (d)      Two copies of the Prospectuses and Statements of
                           Additional Information for each Fund.

         17.      Information Furnished by Fund Accountant.

                  (a) Fund Accountant has furnished to the Company the following:

                           (i)      Fund Accountant's Articles of Incorporation;
                                    and

                           (ii) Fund Accountant's Bylaws and any amendments thereto.

                  (b) Fund Accountant shall, upon request, furnish certified copies of corporate actions covering the following matters:

                           (i)      Approval of this Agreement, and
                                    authorization of a specified officer of Fund
                                    Accountant to execute and deliver this
                                    Agreement; and

                           (ii) Authorization of Fund Accountant to act as fund accountant for the Company and to provide accounting services for the Company.

         18.      Amendments to Documents.

                  The Company shall furnish Fund Accountant written copies of any amendments to, or changes in, any of the items referred to in Section 16 hereof forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Company which might have the effect of changing the procedures employed by Fund Accountant in providing the services agreed to hereunder or which amendment might affect the duties of Fund Accountant hereunder unless the Company first obtains Fund Accountant's approval of such amendments or changes, which approval shall not be unreasonably withheld.

         19.      Compliance with Law.

                  Except for the obligations of Fund Accountant set forth in
Section 8 hereof, the Company assumes full responsibility for the preparation, contents and distribution of each prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. Fund Accountant shall have no obligation to take cognizance of any laws relating to the sale of the Company's shares. The Company represents and warrants that no shares of the Company will be offered to the public until the Company's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

         20.      Notices.

                  Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Company, at 2905 Lucerne, Grand Rapids, Michigan 49546; and if to Fund Accountant, at 3435 Stelzer Road, Columbus, Ohio 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

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         21.      Headings.

                  Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         22.      Assignment.

                  This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         23.      Governing Law.

                  This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                        ACTIVA MUTUAL FUND TRUST

                                        By:

                                        Title:   President__


                                        BISYS FUND SERVICES OHIO, INC.

                                        By:______________________________

                                        Title:


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                                                  Dated: _______________________

                                   SCHEDULE A

                        TO THE FUND ACCOUNTING AGREEMENT
                                     BETWEEN
                            ACTIVA MUTUAL FUND TRUST
                                       AND
                         BISYS FUND SERVICES OHIO, INC.





                                      FEES

Fund Accountant shall be entitled to receive fees from each Fund in accordance with the following schedule:

Annual Fees:

Each Fund shall pay to Fund Accountant on the first business day of each month, or at such time(s) as Fund Accountant shall request and the parties hereto shall agree, an annual per Fund fee computed daily based upon the following schedule:


                              Assets Per Fund                        Fee Amount

                             0 - $100 million                         $35,000

                         $100 million - $1 billion                    $50,000

                              over $1 billion                         $75,000


Fee for Additional Share Classes:

Classes of shares, which have different net asset values or pay different daily dividends, will be treated as separate classes for purposes of this fee schedule. An additional annual fee of $10,000 shall be charged for each separate class of shares that is created following the Effective Date.

Out-of-pocket Expenses:

Fund Accountant shall be entitled to be reimbursed for out-of-pocket expenses pursuant to Section 4 of the Agreement.


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                                Additional Fees:

Fund Accountant has agreed to provide investment adviser personnel with Internet access to portfolio accounting reports at such time that Fund Accountant has completed the development of a computer system that will permit such access. An additional annual fee of $2,500 per Fund shall be charged for such Internet access.


                                      C-52